Exhibit 99.3

    Form of Notice of Special Meeting of Stockholders of NetOptix Corporation

                              NETOPTIX CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON ____________ __, 2000

To the Stockholders of NetOptix Corporation:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NetOptix Corporation has been called by the Board of Directors of NetOptix and will be held at ______________________ on ___________, ________ __, 2000, at
[9:00 a.m.], local time for the following purposes:

         1. To consider and vote upon a proposal to approve a merger of CI Subsidiary, Inc., a wholly-owned subsidiary of Corning, with and into NetOptix and to adopt the Agreement and Plan of Merger, dated as of February 13, 2000, among Corning Incorporated, CI Subsidiary, Inc. and NetOptix Corporation. The merger agreement provides, among other things, for the merger of CI Subsidiary, Inc. with and into NetOptix, with NetOptix surviving the merger as a wholly-owned subsidiary of Corning.

         2. To vote upon other matters as may properly come before the special meeting or any adjournment or postponement of such special meeting.

         NetOptix has fixed the close of business on ___________ ___, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of such meeting. Only holders of record of shares of NetOptix common stock at the close of business on the record date are entitled to vote at the special meeting. A list of stockholders entitled to vote will be available for inspection at the offices of NetOptix, located at Sturbridge Business Park, Sturbridge, Massachusetts 01566, for a period of ten days prior to the special meeting.

         Your Board of Directors recommends that you vote to approve the merger and adopt the merger agreement, which is described in detail in the accompanying Proxy Statement/Prospectus.

         You can ensure that your shares of NetOptix common stock are voted at the special meeting by signing and dating the enclosed proxy and returning it in the postage pre-paid envelope provided. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted by (1) giving written notice to the secretary of NetOptix at Sturbridge Business Park, Sturbridge, Massachusetts 01566, (2) signing and returning a later dated proxy, or (3) voting in person at the special meeting. All stockholders are cordially invited to attend the special meeting in person.

         WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED.

                                             By Order of the Board of Directors,



                                             Stephen A. Magida
                                             Secretary

Sturbridge, Massachusetts

________ __, 2000



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